Exhibit 10.11

LEASE AGREEMENT

THIS LEASE AGREEMENT (the “lease”) is entered into and dated this 1st day of, March, 2003 by and between Canton Crossing LLC (the “landlord”) and 1st Mariner Bank  (the “Tenant”).

RECITALS

Landlord agrees to Lease to Tenant and Tenant agrees to lease from Landlord 2,274 sq. ft of office space, herein after referred to as “the Premises”, upon the terms and conditions herein stated.

NOW, therefore, in consideration of the rents, covenants, and agreements herein contained, the Landlord and Tenant agree as follows:

Section 1.                                          Premises, term, and Collection Date

a.                                       Lease.  Landlord hereby leases to the Tenant, and the Tenant rents form the Landlord, the space comprising of approximately Four Thousand Six Hundred Ten (2,274) square feet of office space, outlined on the plans attached hereto as exhibit A (the “Premises”), on the property located at 3301 Boston Street, Baltimore, Maryland 21224 (the “Building”), subject to such rights, easements, covenants, conditions, restrictions and other interests of record of Landlord and persons other than Landlord, and to all zoning rules, restrictions and governmental regulations now in effect by any governmental authority having jurisdiction over the Premises and Building.

b.                                      Initial Term.  The term of this lease shall commence on March 1, 2003  (the “Commencement Date”) and shall extend for ten years and eight months (the “Initial Term”) thereafter and end on October 31, 2013.

c.                                       Rental Year - Defined.  The term “Rental Year” shall mean the period of twelve (12) consecutive months following the Commencement Date, and each subsequent twelve-month period thereafter.

Section 2.                                          Rental

a.                                       Annual Base Rent.  Tenant covenants and agrees to pay to Landlord, as rent for the Premises for the first Rental Year, the sum of Forty Six Thousand Six Hundred Seventeen Dollars ($46,617.00) payable in equal monthly installments of Three Thousand Eight Hundred Eighty Four Dollars and 75/100 ($3,884.75).  Thereafter, the annual base Rent shall be adjusted as provided in paragraph 2.c.

b.                                      Payment of Rent.  All payments of Rent shall be due and paid in advance on the first day of each month without any setoff or deduction for any reason whatsoever.  Tenant shall deliver all Rent payable and all statements required thereunder to Landlord at 3301 Boston Street, Baltimore, Maryland 21224, or any other address, which Landlord may hereafter designate in writing to Tenant.  Any payment by Tenant or acceptance by Landlord of a lesser amount than due shall be treated as a payment on account, and not to be construed to be an accord and satisfaction or a waiver by Landlord of any sums due hereunder.  Should Tenant fail to pay such rent by the tenth (10th) day of the month, Tenant shall pay a late payment charge equal to five percent (5.0%) of the amount due and unpaid.

c. Annual Increases. The annual lease payment shall be increased each year after the initial year by CPI.

d. Renewal and Extension.  Tenant shall have the option upon acceptance by Landlord to renew and extend the term for a time and at a cost mutually agreeable between Landlord and Tenant, provided that the Tenant, at least ninety (90) days prior to the expiration of the initial term, gives Landlord written notice of their intention to exercise such option.  Landlord upon written notice will have thirty (30) days to acknowledge acceptance of renewal.

Section 3.                                          Utilities and Services

Tenant will pay for all water and sewer, gas and electricity, janitorial services, appropriate repairs and trash removal services to the Premises together with any taxes thereon, if any such services are not separately metered to Tenant, Tenant shall pay a reasonable proportion to be determined by Landlord of all charges jointly metered with other premises.  Landlord shall under no circumstances be liable to Tenant in damages or otherwise for any interruption in service of electricity, water, gas, heat, telephone or air-conditioning caused by the making of any repairs or improvements in the Building unless cause by Landlord’s negligence.

Section 4.                                          Landlord Insurance

Landlord shall be responsible for maintaining adequate insurance on the building known as 3301 Boston Street, Baltimore, Md. 21224.  The cost of this insurance will be allocated to each tenant on a pro rata basis.

Section 5.                                          Taxes

Tenant shall pay prior to delinquency all taxes assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Lessee contained in the premises or elsewhere.  When possible, Tenant shall cause said trade fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Landlord.

If any of Tenant’s said personal property shall be assessed with Lessor’s real property, Tenant shall pay Landlord the taxes attributable to Landlord within 10 days after receipt of a written statement setting forth the taxes applicable to Lessee’s property.

Section 6.                                          Tenant’s Insurance

a.                                       Coverage.  Tenant shall procure and maintain the following insurance coverage:

(i) Liability Insurance, covering public liability, personal and bodily injury and death.  Such insurance shall provide, in the aggregate, a minimum coverage of One Million Dollars ($ 1,000,000) combined single limit per occurrence and

(ii) Property damage insurance, written at the cost of replacement, covering the Premises that Landlord shall have installed, including without limitation, all contents, fixtures, improvements, floor coverings, wall coverings, furniture, and other property.

Such policies shall  (i) insure against “all risks” and cover losses caused by fire and all other casualties, specifically including, but not limited to, falling objects, earthquakes, and flood, and shall contain a replacement cost endorsement, (ii) be adjusted upward annually for inflation to reflect the actual replacement cost of such property, and in any case by any amount at least equal to the increase in the Consumer Price Index, as defined in Section 3.  Such insurance shall not require the payment of a deductible exceeding One Thousand Dollars ($ 1,000.00)

Section 7.  Default Clause

Following any of these events, Landlord may terminate this lease and enter and take possession of the premises from Tenant, all without waiving any rights, which it may have at law hereunder, without further notice or demand (all such notices and demands being hereby waived).  In addition, at the option of Landlord, the balance of the rents for the remainder of this Lease as well as all other charges agreed to be paid by Tenant during such period, will become due and payable immediately by Tenant to Landlord, in addition to any and all rents and other charges already due and payable and in arrears.

a.                                       That Tenant shall fail to pay rent due hereunder within ten (10) days of due date.

b.                                      That Tenant shall fail to commence to cure any other violation of its covenants within fifteen (15) days after written notice thereof, or, having commenced to cure the same as aforesaid, should fail to carry the same to conclusion with due diligence.

c.                                       Upon the adjudication of Tenant as a bankrupt or the appointment of a receiver of its property.

Section 8.                                          Exhibits and Addenda

a.                                       Exhibit “A”, the floor plan, is part of this Lease.

b.                                      Addendum “A”, Inclusions to Lease, is part of this Lease.

c.                                       Addendum “B”, General Terms of Lease, is part of this Lease.

IN WITNESS WHEREOF, the parties hereto have executed this Lease under their respective seals as of the day and year first above written.

WITNESS:	LANDLORD:

Canton Crossing LLC

/s/ Ken Jones	By:	/s/ Edwin F. Hale, Sr.	(SEAL)
Edwin F. Hale, Sr.

TENANT:

1st Mariner Bank

/s/ Ken Jones	By:	/s/ Joe Cicero	(SEAL)
Joe Cicero

ADDENDUM A
Inclusions To the Lease

Section 1.                                          Utilities and Services

During the Term of Lease, Tenant shall have the non-exclusive use, of the common area restroom facilities, elevators, stairways, hallways, driveways, footway and parking areas servicing the Building.  Landlord shall have the right to establish reasonable rules for the use of common facilities to accommodate the needs and interests of all persons using such facilities.

Additional charges for electric, water, janitorial in accordance with 3a will be invoiced monthly.  The tenants pro rata share of real estate taxes will be invoiced annually.

Addendum B
General Terms of Lease

Section 1.                                          Tenant’s Use

a.                                       Use of Premises.  The Premises shall be used and occupied for general office use and no other purpose.  Tenant shall have access to the Premises twenty-four hours per day and seven days per week, provided that Tenant shall comply with Landlord’s standard security systems and procedures, as in effect from time-to-time.

b.                                      No Partnership or Joint Venture.  Nothing contained in this Lease shall be deemed or construed as making any party the agent, employee, joint venture, partner, or representative of any other party.

c.                                       Quiet Enjoyment.  So long as the Tenant complies with this Lease, the Tenant shall be entitled to the quiet and peaceful use and enjoyment of the Premises, and the Landlord shall defend such rights of the Tenant against the claims the Landlord, subject to the terms of this Lease.

Section 2.                                          Assignment and Subletting

Tenant shall not assign Lease or sublet the Premises in whole or in part, permit other persons to occupy said Premise or any part thereof, or grant a license or concession for all or any part of said Premises except upon the prior written approval of Landlord’s sole and absolute discretion which should not be unreasonably withheld.  Any consent by Landlord to an assignment or subletting of this lease shall not constitute a waiver of the necessity of such consent as to any subsequent assignment or subletting.

Section 3.

a. Landlord Obligations.  Landlord shall keep and maintain in good repair all of the structural elements of the Building including all electrical, plumbing, heating, air-conditioning or other mechanical installations servicing the Building, all exterior portions of the Premises (inclusive of doors, windows, and glass) and the routine maintenance of the interior of the Premises to the same extent that Landlord maintains the other portions of the Building; provided that any damage thereto shall not have been caused by Tenant, its agents, servants, licensees, invitees, contractors or employees, in which event Tenant shall be responsible therefore and shall promptly perform necessary repairs.

Tenant shall pay for its pro rata share (including its pro rata share of common area space) of expense incurred by the landlord as outlined in section 7(f).  Such payment is due within 30 days after invoiced by the Landlord.

b. Tenant Obligations.  Landlord shall have no liability or obligation to repair or maintain any equipment, facilities, fixtures, installations, or other property placed or incorporated in the Premises by Tenant, all of which shall be at the expiration of the Term in as good condition as when received except for ordinary wear and tear.

Section 4.                                          Tenant’s Operations, Alterations, Signs, Etc

a. Tenant’s Operations.  Tenant shall  (1) use, maintain and occupy the Premises in a careful, safe, clean, proper and lawful manner, (2) conduct its business in a respectable, first-class manner as not degrade the Building or disturb other tenants; (3) comply with all laws and ordinances and all rules and regulations of governmental authorities and all recommendations of the Association of Fire Underwriters or other similar bodies establishing standards for fire insurance ratings with respect to the use or occupancy of the Premises by Tenant, and (4) comply such other standards of operation and requirements as the Building Lease requires of Landlord.

b. Tenant’s Alterations.  Tenant shall not make any alterations whatsoever to the Premises without Landlord’s prior written consent.  All alterations made by Tenant, whether or not approved by or subject to the approval of Landlord, and all air-conditioning, heating, lighting, electrical, plumbing equipment and fixtures and all wiring and other apparatus related to air-conditioning, heating, lighting, electrical and plumbing equipment installed by Tenant at the Premises (whether or not such equipment and fixtures are affixed to the Premises as to be removable without destroying the chattels themselves or the property to which they re affixed and whether or not such equipment and fixtures are real property or personality) unless Landlord gives notice to Tenant to remove the same, shall remain upon the Premises at the expiration or earlier termination of the Term of this lease and shall become the property of Landlord immediately upon installation thereof.  Landlord may give Tenant written notice to remove any or all of the aforesaid alterations or fixtures, in which event the Tenant shall remove such if the alterations and fixtures as may be specified in Landlords notice to Tenant and Promptly restore the Premises to the same good order and conditions as they were in at the Commencement Date.  Tenant shall not cause or suffer any liens, including but limited to mechanic’s liens, to attach to the Premise or the building in which the Premises are located.

c. Signs.  Tenant shall not place, suffer to be placed or maintain any sign, billboard, marquee, awning, decoration, placard, lettering, advertising matter, or other thing of any kind (herein collectively “Sign”), whether permanent or temporary on the exterior of the Premises or on the glass of any window or door of the Premises without first obtaining Landlord’s written approval thereof, said approval not to be reasonably withheld.  Tenant further agrees to maintain any sign approved by Landlord in good condition and repair at all times.

d. Increase in Insurance.  If anything done, omitted to be done or suffered to be done by Tenant, or kept, or suffered by cost of fire or other insurance on the Premises or other property of Landlord in the Building, to be increased beyond the minimum from time to time applicable to the Premises, Tenant will pay the amount of such increase within thirty (30) days of the date of written demand by Landlord.

Section 5.                                          Subordination and Estoppel Certificate

a. Subordination.  Tenant’s rights under this Lease are and shall always be subordinate to (i) the terms, conditions, provisions and rights stated in the Building Lease, (ii) the operation and effect of any mortgage or deed of trust now or hereafter placed upon the Building or any part thereof by Landlord or its landlord, or (iii) any renewal, modification, consolidation, replacement or extension of any such lease, mortgage or deed of trust unless the lessor, mortgagee or holder of the deed of trust elects in such instrument to have Tenant’s interest hereunder superior to the interest of the lessor, mortgagee or holder of such deed of trust.  This sub-section shall be self-operative and no further instrument or subordination shall be necessary, but Tenant shall execute promptly any instrument of subordination that Landlord may request.

b. Estoppel Certificate. Tenant shall from time to time, upon not less than ten (10) days prior written request by Landlord, provide, execute, acknowledge, and deliver to Landlord written acknowledgments and statement s may be required of Landlord under the Building Lease.

Section 6.                                          Indemnification

a. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, actions, damages, liabilities, property damage arising out of or relating to Tenant’s occupancy or use of the Premises or any other part of the Building or property or other improvement thereon.  Such Indemnity shall extend to acts and omissions by Tenant, its employees, agents, contractors, customers, guests, and any other visitor whomsoever, and include workers compensation claims.

b. Landlord shall indemnify, defend and hold Tenant harmless from and against any and all claims, actions, damages, liabilities, and expenses, including reasonable attorney’s fees for, or in connection with, personal injury, bodily injury, loss of life and/or property damage arising out of or relating to Landlord’s occupancy or use of the

Building other than the Premises.  Such indemnity shall extend to acts and omissions by Landlord, its employees, agents, contractors, customers, guests, and any other visitor whomsoever, and include workers compensation claims.

c.                                       Neither party shall have any obligation to indemnify the other for or open account of the illegal acts of any person.

Section 7.                                          Tenant’s Insurance

a. General.  Tenant shall procure and maintain the insurance coverage specified in the lease with insurance companies licensed to do business in Maryland and having a Best rating of at least “A+”.  Tenant shall also procure and maintain all insurance required by law, for example, workman’s compensation insurance, in such amounts and in such form as required by the particular law.  All liability and property damage policies shall contain an endorsement naming Landlord as a named insured and a loss payee.  Tenant shall procure the required coverage promptly, and furnish Landlord with a certificate reflecting the required coverage and endorsement, and proof of payment of the premiums for such policies.  Tenant shall provide Landlord promptly with a copy of all policy renewals and premium notices (within three (3) days of receipt by Tenant thereof) and with proof of payment of such premiums no later than thirty (30) days prior to the due date for the payment of such premium.  All such insurance coverage shall be exclusive of the cost of legal defense and other attorney’s fees.  Tenant shall ensure that the insurance policies contain an endorsement requiring the insurance company to provide Landlord with a thirty (30) day written notice of any change in the coverage described herein that Tenant or insurance company proposes to make.  Tenant hereby assigns the proceeds of such insurance as provided in this Agreement, and authorizes Landlord to collect such sums and to execute and endorse in Tenant’s name all proofs of loss, drafts, checks, and other documents necessary to accomplish such collections.  Any persons or entities making payments to Landlord under the terms of this paragraph hereby are indemnified against and relieved absolutely from any obligation regarding the payment or application of any sums so paid.

b. Supplemental Coverage.  Landlord reserves the right, should one or more claims be made against such insurance coverage to demand the Tenant promptly procure additional insurance coverage in such an amount as in Landlord’s reasonable is necessary and prudent to protect Landlord’s interest in the Building and under this agreement.  A demand for additional coverage, in an amount equal to claims that have been filed and either settled, or are in litigation and with respect to which Landlord’s counsel has furnished an opinion that the Claimant has a legal cause of action which may result in the relief sought being granted, shall be deemed to be reasonable demand.

c. Contractor Insurance.  Tenant shall require any contractor of Tenant performing work on the Premises to carry and maintain, at no expense to the Landlord:

(i) comprehensive General Liability Insurance, including contractor’s liability coverage contractual liability coverage completed operations coverage broad from property damage endorsement and contractor’s protective liability coverage to afford protection with limits for each occurrence of not less than Three Million Dollars ($3,000,000.000) with respect to personal injury, bodily injury or death, and One Million Dollars ($1,000,000.00) with respect to property damage; and

(ii) worker’s compensation or similar insurance in form and amounts required by law.

d. Waiver of Subrogation.  Neither party shall be liable to the other party or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to any building, structure or other tangible property, or losses under workmen’s compensation laws and benefits, even though such loss or damage might have been occasioned by negligence of such party, its agents or employees if any such loss or damage covered by insurance benefiting the party suffering such damage or loss was required to be covered by insurance pursuant to this Lease.  However, if, by reason of the foregoing waiver, either party shall be unable to obtain any such insurance, such waiver shall be deemed not to have been made by such party, and provided further that, if either party is unable to obtain any such insurance without the payment of an additional premium therefore, then, unless the party claiming the benefit of such additional premium within thirty (30) days after notice setting forth such requirement and the amount of the additional premium, such waiver shall be of no force and effect between such party and such claiming party.

Section 8 Additional Rent

a. Additional Rent.  In addition to Base Rent, Tenant shall pay, as “Additional Rent” hereunder, (i) Tenant’s Proportionate Share of “Common Area Costs,” as set forth in Section 8(g) hereof; (ii) Tenant’s Proportionate Share of premiums for the “Insurance” to be obtained by Landlord for the Property, as set forth in Section 4 hereof, (iii) Tenant’s Proportionate Share of “Taxes,” as set forth in Section 9(g) hereof; and (iv) all other sums or charges due or to become due from Tenant to Landlord hereunder.  Any payment of monies called for herein to be made by Tenant to Landlord is deemed Additional Rent and shall be collectible as Additional Rent.

b. Common Area Costs.  Tenant agrees to pay as Additional Rent during each lease year during the Term, Tenant’s Proportionate Share of the “Common Area Costs,” as hereafter defined.  For purposes of this Lease, the term “Common Area Costs” shall mean all costs and expenses incurred by Landlord in operating, maintaining, repairing, lighting, signing, cleaning, painting, stripping, insuring, equipping, staffing, heating and cooling, securing, and policing of the Common Area, including, without limitation, all costs and expenses associated with the following items or services, which may be incurred by Landlord in its sole discretion:  (i) maintaining and replacing any and all alarm and life safety systems and any fire alarm monitoring or testing service program or fire suppression system installed within the Premises or otherwise within the improvements which form a part of the Property, including without limitation any patrol services; (ii) maintenance of irrigation systems serving the Property; (iii) insurance, including, without limitation, liability insurance for personal injury, death and property damage, to the extent not reimbursed by Tenant under Section 13.2 below; (iv) surcharges levied upon or assessed against parking spaces or areas, payments toward mass transit or car pooling facilities or otherwise as required by federal, state or local governmental authorities; (v) all landscaping, including, but not limited to, lawn maintenance, new plantings and replacement of existing landscaping; (vi) repairing, cleaning, sweeping, painting, striping, replacing and repaving of paving, curbs, walkways, guardrails, bumpers, fences, screens, flagpoles, bicycle racks, signs and other markers, landscaping, drainage pipes, ducts, conduits, lighting facilities and all other Common Area site amenities; (vii) maintenance, repair and replacement of utility systems serving the Property, including, but not limited to, water, sanitary sewer and storm water lines and drainage systems (whether on-site or off-site), electrical, gas, telephone and lighting systems (including bulbs, poles, and fixtures) and other utility lines, pipes and conduits, and all payments of utility charges in connection with any of the foregoing systems; (viii) maintenance and repair of all portions of the buildings in the Property including, but not limited to, walls, roofs and roof flashings, canopies, skylights, signs, planters, benches, fire exits, doors and hardware, windows, glass and glazing; (ix) inspection, maintenance, repair and acquisition costs (including depreciation) of any and all machinery and equipment used in the operation and maintenance of the Common Area, including personal property taxes and other charges and taxes incurred in connection with such equipment; (x) cleaning of any exterior glass; (xi) removal of snow, ice, trash and debris; (xii) maintenance of and compliance with federal, state or local governmental ambient air and environmental standards and other laws and regulations; (xiii) all materials, supplies and services purchased or hired in connection with the operation of the Common Area; (xiv) compensation and benefits paid to any and all personnel, including, without limitation, security and maintenance persons, secretaries, bookkeepers and any other personnel related to the operation of the Common Area; (xv) management fees charged for management of the Property; and (xvi) an overhead administrative cost allowance in the amount of fifteen percent (15%) of the total Common Area Costs.  Tenant’s Proportionate Share of Common Area Costs shall be paid by Tenant in monthly installments in such amounts as are estimated and billed by Landlord to Tenant as of the Commencement Date and then at the beginning of each calendar year during the Term, each such installment being due on the first day of each calendar month.  Any period of less than a full calendar year occurring due to the timing of the Commencement Date shall be proportionately adjusted to reflect such partial year.  If at any time during such twelve (12) month period it shall appear that Landlord has underestimated Tenant’s Proportionate Share of Common Area Costs (whether attributable to a change in Tenant’s Proportionate Share, an increase in the projected Common Area Costs for such period, mathematical error or otherwise), Landlord may re-estimate Tenant’s Proportionate Share of Common Area Costs and may bill Tenant for any deficiency which may have accrued during such twelve (12) month period and thereafter the monthly installment payable by Tenant shall also be adjusted.  Within one hundred twenty (120) days after the end of each such twelve (12) month (or, if applicable, shorter) period, Landlord shall deliver to Tenant a statement setting forth the actual Common Area Costs for such period, Tenant’s Proportionate Share thereof, and the total amount paid by Tenant to Landlord under this Section 6.3 during such period.  In the event the amounts paid by Tenant during such period are greater or lesser than Tenant’s Proportionate Share of the Common Area Costs as set forth on such statement, Tenant shall pay to Landlord or Landlord shall credit Tenant’s account (or, if such adjustment occurs at the end of the Term, pay to Tenant), as the case may be, within thirty (30) days of receipt of such statement, the amount of any excess or deficiency.  Failure of Landlord to provide the statement called for hereunder shall not relieve Tenant from its obligations under this Section 6.3 or elsewhere in this Lease.

Section 9  Other

a. Limitations. The Premises may be used only for the purpose or purposes specified in Section 1.1(j) above and for no other purpose or purposes without the prior written consent of Landlord.  Tenant shall not at any time leave the Premises vacant, but shall in good faith continuously throughout the Term conduct and carry on its business in the entire Premises.  Tenant shall not, without Landlord’s prior written consent, keep anything within the Premises for any purpose or use the Premises in a manner which causes an increase in the insurance premium cost or invalidates any insurance policy carried on the Premises or other part of the Property.  Tenant shall pay as Additional Rent, upon demand of Landlord; any such increased premium cost due to or associated with Tenant’s use or occupation of the Premises or its storage of certain goods.  Anything contained herein to the contrary notwithstanding, all property kept, stored or maintained within the Premises by Tenant shall be at Tenant’s sole risk.  Tenant shall not (a) permit any objectionable or unpleasant odors to emanate from the Premises; (b) place or permit any radio, television, loudspeaker or amplifier on the roof or outside the Premises or where the same can be seen or heard from outside the Building or in the Common Area; (c) place an antenna, awning or other projection on the exterior of the Premises; (d) solicit business or distribute leaflets or other advertising material in the Common Area; nor (e) take any other action which in the exclusive judgment of Landlord would constitute a nuisance or would disturb or endanger other tenants of the Property or unreasonably interfere with their use of their respective premises.

b. Environmental. During the Term and any Renewal Term of the Lease, Tenant warrants, represents and covenants to and with Landlord as follows:  The Premises will not contain (A) asbestos in any form, (B) urea formaldehyde foam insulation, (C) transformers or other equipment which contain dielectric fluid containing polychlorinated biphenyls, or (D) any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous, controlled or toxic substances, or any pollutant or contaminant, or related materials defined in or controlled pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 9601 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), and in the regulations adopted and publications promulgated pursuant thereto, or any other Federal, state or local environmental law, ordinance, rule or regulation (collectively, “Environmental Laws”); or which, even if not so regulated, may or could pose a hazard to the health or safety of the occupants of the Building (the substances described in (A), (B), (C) or (D) above being hereinafter collectively referred to as “Hazardous Materials”); (ii) the Premises will never be used by Tenant for any activities involving, directly or indirectly, the use, generation, treatment, transportation, storage or disposal of any Hazardous Materials or to refine, produce, store, handle, transfer, process or transport “Hazardous Substances”, as such term is defined in any such Environmental Laws. Tenant (A) shall comply with the Environmental Laws and all other applicable laws, rules and regulations or orders pertaining to health, the environment or Hazardous Materials, (B) shall not store, utilize, generate, treat, transport or dispose of (or permit or acquiesce in the storage, utilization, generation, transportation, treatment or disposal of) any Hazardous Materials on or from the Premises, and (C) shall to cause its employees, licensees and invitees to comply with the representations, warranties and covenants herein contained.  In the event of any storage, presence, utilization, generation, transportation, treatment or disposal of Hazardous Materials in, on or about the Premises, or in the event of any Hazardous Materials Release (as hereinafter defined) Tenant shall, at the direction of Landlord or any federal, state, or local authority or other governmental authority, remove or cause the removal of any such Hazardous Materials and rectify any such Hazardous Materials Release, and otherwise comply or cause compliance with the laws, rules, regulations or orders of such authority, all at the expense of Tenant, including without limitation, the undertaking an completion of all investigations, studies, sampling and testing and all remedial, removal and other actions necessary to clean up and remove all Hazardous Materials, on, from or affecting the Premises.  If Tenant shall fail to proceed with such removal or otherwise comply with such laws, rules, regulations or orders within the cure period permitted under the applicable regulation or order, the same shall constitute a default under Section 19.1 hereof, and Landlord may, but shall not be obligated to, do whatever is necessary to eliminate such Hazardous Materials from the Premises or otherwise comply with the applicable law, rule, regulation or order, acting either in its own name or in the name of Tenant pursuant to this Section, and the cost thereof shall be borne by Tenant and thereupon become due and payable as additional rent hereunder.  Tenant shall give to Landlord and its agents and employees access to the Premises for such purposes and hereby specifically grants to Landlord a license to remove the Hazardous Materials and otherwise comply with such applicable laws, rules, regulations or orders, acting either in its own name or in the name of the Tenant pursuant to this Section.  Tenant hereby indemnifies and holds Landlord and each of its shareholders, subsidiaries, affiliates, officers, directors, partners, employees, agents and trustees, and any receiver, trustee or other fiduciary appointed for the Building, harmless from, against, for and in respect of, any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of actions, encumbrances, fines, penalties, and costs and expenses suffered, sustained, incurred or required to be paid by any such indemnified party (including, without limitation, reasonable fees and disbursements or attorneys, engineers, laboratories, contractors and consultants) because of, or arising out of or relating to (A) Tenant’s violation of any of its representations, warranties and covenants under this Section 7.5, and (B) any Environmental Liabilities (as herein below defined) in connection with the Premises For purposes of this indemnification clause, “Environmental Liabilities” shall include all costs and liabilities with respect to the future presence, removal, utilization, generation, storage, transportation, disposal or treatment of any Hazardous Materials or any release, spill, leak, pumping, pouring, emitting, emptying, discharge, injection, escaping, leaching, dumping or disposing into the environment (air, land or water) of any Hazardous Materials (each a “Hazardous Materials Release”), including without limitation, cleanups, remedial and response actions, remedial investigations and feasibility studies, permits and licenses required by, or undertaken in order to comply with the requirements of, any federal, state or local law, regulation, or agency or court, any damages for injury to person, property or natural resources, claims of governmental agencies or third parties for cleanup costs and costs of removal, discharge, and satisfaction of all liens, encumbrances and restrictions on the Premises relating to the foregoing.  The foregoing indemnification and the responsibilities of Tenant under this Section shall survive the termination or expiration of this Lease.

Tenant shall promptly notify Landlord in writing of the occurrence of any Hazardous Materials Release or any pending or threatened regulatory actions, or any claims made by any governmental authority or third party, relating to any Hazardous Materials or Hazardous Materials Release on or from, the Premises and shall promptly furnish Landlord with copies of any correspondence or legal pleadings or documents in connection therewith.  Landlord shall have the right, but shall not be obligated, to notify any governmental authority of any state of facts, which may come to its attention with respect to any Hazardous Materials or Hazardous Materials Release on or from the Premises.  Upon expiration of the Term or any Renewal Term, as applicable, Tenant shall deliver the Premises to Landlord free of any and all Hazardous Materials and any liens, encumbrances and restrictions relating to Environmental Liabilities to the extent

Tenant was responsible therefore under the terms of this Section.  Tenant agrees that Landlord shall have the right to conduct, or to have conducted by its agents or contractors, such environmental inspections of the Premises, as Landlord shall reasonably deem necessary or advisable from time to time.  Without limitation of the foregoing, in the event of the failure of Tenant to comply with any of the material requirements of any Environmental Laws, and/or any related regulations, Landlord shall have the right, at the sole option of Landlord, to comply with such statutory or regulatory requirements, and/or to cure any such default at Tenant’s sole expense, and all costs and expenses of such compliance and/or cure shall be due and payable from Tenant to Landlord upon demand as additional rent hereunder.  Tenant shall procure, at its sole expense, all permits and licenses required for its operations and the transaction of business in the Premises (including without limitation, to the extent applicable to Tenant’s permitted use, special use permits, business licenses, health department licenses, and other similar licenses, permits and approvals), and shall otherwise comply with all applicable laws, ordinances and governmental regulations, as well as all other covenants and restrictions of record, affecting the Premises, and the conduct of business therein by Tenant, including without limitation the Americans with Disabilities Act, as the same may be amended (“ADA”).

c. Repair by Tenant.  Maintenance of the air conditioning, hot water and heating equipment shall be solely the responsibility of Tenant throughout the entire Term.  Landlord will invoice tenant monthly for the maintenance contract that will protect the air conditioning, hot water and heating equipment for tenant.  The service contract will include all services suggested by the equipment manufacturer within the operation/maintenance manual and will become effective (and a copy thereof delivered to Landlord) within thirty (30) days of the date Tenant takes possession of the Premises.

d. Non-Liability.  Landlord and Landlord’s partners, agents, employees, officers and directors shall not be liable to Tenant or any other person or entity whomsoever for any damage to property caused by the Premises or other portions of the Property becoming out of repair or damaged, or by defect in or failure of equipment, pipes or wiring, or broken glass, or by the backing up of drains or by gas, water, steam, electricity or oil leaking, escaping or flowing into the Premises irrespective of the cause. To the extent Landlord would otherwise be required by Maryland law or common law to correct any latent or patent defects in the Premises or in the Building of which they form a part, any obligation on the part of Landlord to correct such latent or patent defects in the Premises or in the Building shall not extend beyond one (1) year from the date the Premises are deemed Ready for Occupancy, whether or not such defects are discovered within such one (1) year period; provided that the other terms of this Lease shall in all events govern Landlord’s and Tenant’s respective responsibilities and monetary obligations in connection with the construction of initial leasehold improvements to the Premises, correction of “punch-list” items, and any subsequent repairs and maintenance to the Premises and the Building.  Landlord and Landlord’s partners, agents, employees, officers and directors shall not be liable to Tenant or to Tenant’s employees, agents or visitors, or to any person or entity whomsoever, for injury to person or damage to or loss of property (i) occurring in, on or about the Premises, regardless of the cause, (ii) occurring within the Common Area, if caused by the negligence or misconduct of Tenant, its officers, partners, employees, agents, subtenants, licensees or concessionaires, (iii) arising out of the use of the Premises by Tenant and the conduct of its business therein, (iv) arising out of any breach or default by Tenant in the performance of its obligations hereunder, or (v) occasioned by or through the acts or omissions of other tenants of the Property or of any other persons or entities whomsoever, excepting only the negligence or willful misconduct of duly authorized employees and agents of Landlord to the extent the same is not covered under insurance Tenant is required to carry pursuant to Section 13.1, above; and, in any of such events, Tenant hereby agrees to indemnify Landlord and Landlord’s partners, agents, employees, officers and/or directors and hold each of them harmless from any and all liability, loss, damage, claim, action or expense (including, without limitation, all court costs and attorneys’ fees) arising out of such damage or injury due to any of the causes described above (other than those described in clause (v), above).  The provisions of this section shall survive the termination of this Lease with respect to any claims or liability attributable to acts, omissions, occurrences and/or conditions existing or occurring prior to such termination.  In no event shall Landlord, or any of Landlord’s partners, agents, employees, officers and directors, be liable to Tenant or any of its agents, employees, contractors, officers or directors for any lost profits or other loss suffered by Tenant, due to any interruption in Tenant’s business operation from the Premises, whether caused by the acts or omissions of Landlord, or its agents, employees, contractors, officers and/or directors, or by any other cause (other than Landlord’s intentional misconduct), it being acknowledged that Tenant is capable of obtaining business interruption insurance covering such loss(es) including a waiver of subrogation endorsement. ..  In the event (but solely to the extent) the limitations on Landlord’s liability set forth in this Lease would be held to be unenforceable or void under Maryland law in the absence of a modification holding the Landlord liable to Tenant or to another person for injury, loss, damage or liability arising from Landlord’s omission, fault, negligence or other misconduct on or about the Premises, or other areas of the Building appurtenant thereto or used in connection therewith and not under Tenant’s exclusive control, then such provision shall be deemed modified as and to the extent (but solely to the extent) necessary to render such provision enforceable under applicable Maryland law.  The foregoing shall not affect the application this Lease to limit the assets available for execution of any claim against Landlord, or otherwise.

e. Substantial Taking.  If more than twenty percent (20%) of the floor area of the Premises should be taken for any public or quasi-public use under any governmental law, ordinance or regulation or by right of eminent domain or by private purchase in lieu thereof, this Lease shall terminate and the Rent (excluding Rent accruing with respect to the period prior to the date of such termination) shall be abated during the unexpired portion of this Lease, effective on the date physical possession is taken by the condemning authority.  If less than twenty percent (20%) of the floor area of the Premises should be taken as aforesaid, this Lease shall not terminate; however, the Base Rent payable hereunder during the unexpired portion of this Lease shall be reduced in proportion to the area taken, effective on the date physical possession is taken by the condemning authority.  Following such partial taking, Landlord shall make all necessary repairs or alterations within the scope of Landlord’s Work as described in Exhibit C necessary to make the Premises an architectural whole.  If any part of the Common Area shall be taken as aforesaid, this Lease shall not terminate, nor shall the Rent payable hereunder be reduced; provided, however, either Landlord or Tenant may terminate this Lease if the area of the Common Area remaining following such taking plus any additional parking area provided by Landlord in reasonable proximity to the Property shall be less than fifty percent (50%) of the area of the Common Area immediately prior to the taking.  Any election to terminate this Lease in accordance with this provision shall be evidenced by written notice of termination delivered to the other party within thirty (30) days after the date physical possession is taken by the condemning authority.  All compensation awarded for any taking for public purposes, whether permanent or temporary (or the proceeds of private sale in lieu thereof), of the Premises or Common Area shall be the property of Landlord, and Tenant hereby assigns its interest in any such award to Landlord; provided, however, Landlord shall have no interest in any award made to Tenant for loss of business, relocation expenses and/or for the taking of Tenant’s fixtures and other personal property of Tenant if a separate award for such items is made to Tenant and does not diminish the award payable to Landlord.  Tenant shall in no event be entitled to any award made for the value of the unexpired Term of this Lease.

f. Personal Property and Fixtures. Tenant shall be liable for all taxes levied against personal property and trade fixtures placed by Tenant in the Premises.  If any such taxes are levied against Landlord or Landlord’s property and if Landlord elects to pay the same or if the assessed value of Landlord’s property is increased by inclusion of personal and trade fixtures placed by Tenant in the Premises and Landlord elects to pay the taxes based on such increase, Tenant shall pay to Landlord upon demand that part of such taxes for which Tenant is primarily liable hereunder.

g. Tax Payment.  Tenant agrees to pay its Proportionate Share of all taxes, assessments and governmental charges of any kind and nature whatsoever levied or assessed against the Property, any other charges, taxes and/or impositions now in existence or hereafter imposed by any governmental authority based upon the privilege of renting the Premises or upon the amount of rent collected therefore, and any tax, fee, levy, assessment or charge which is imposed as the result of the transfer of the leasehold interest in the Premises created by this Lease (all of the foregoing being hereinafter referred to collectively as “Taxes”).  Taxes shall also be deemed to include any special taxing district assessment, which is imposed in order to fund public facilities for the area in which the Property is located.  During each month of the Term, Tenant shall make a monthly payment to Landlord equal to one-twelfth (1/12) of its Proportionate Share of the Taxes on the Property which Landlord reasonably estimates will be due and payable for the tax year as to which such payments are being made (the “Tax Payments”).  Tenant acknowledges that, under current practice, Taxes in Baltimore County, Maryland are assessed (and required to be paid) in advance, so that it will be required to fund its Proportionate Share of Taxes for the first Lease Year in advance, and to make estimated monthly Tax Payments pursuant to this Section during the same Lease Year (such estimated payments being made in respect of the next tax year’s bill for Taxes).  Tenant authorizes Landlord to use the funds deposited with Landlord under this Section to pay the Taxes levied or assessed against the Property.  Each Tax Payment shall be due and payable at the same time and in the same manner as the time and manner of the payment of Base Rent as provided herein.  The initial monthly Tax Payment is based upon Tenant’s Proportionate Share of the Taxes on the Property for the fiscal tax year in which the Commencement Date is to occur, as estimated by Landlord in good faith, and the monthly Tax Payment is subject to increase or decrease as determined by Landlord to reflect accurately Tenant’s Proportionate Share of the Taxes.  If following Landlord’s receipt of all Tax bills for any fiscal tax year Landlord determines that Tenant’s total Tax Payments for such period are less than Tenant’s actual Proportionate Share of the Taxes on the Property, Tenant shall pay to Landlord the difference upon demand; if the total Tax Payments of Tenant exceed Tenant’s actual Proportionate Share of the Taxes on the Property, Landlord shall retain such excess and credit it to Tenant’s future Tax Payments, except that, upon expiration of the Lease Term, Landlord will refund such excess to Tenant within thirty (30) days after the exact amount of such refund can be calculated.